EXHIBIT 99.1

             Fair Isaac Announces First Quarter Fiscal 2005 Results

     MINNEAPOLIS--(BUSINESS WIRE)--Jan. 26, 2005--

             Year over year revenue growth of 15% for first quarter;
                    net income exceeds company guidance by 8%

     Fair Isaac Corporation (NYSE:FIC), a leader in customer analytics and decision technology, today announced financial results for its first fiscal quarter ended December 31, 2004.

     GAAP Results

     The company reported first quarter revenues of $195.5 million in fiscal 2005 versus $169.3 million reported in the first quarter of fiscal 2004. Net income for the first quarter of fiscal 2005 totaled $27.9 million, or $0.36 per diluted share, compared with net income of $28.8 million, or $0.36 per diluted share, reported in the same quarter last year. During the first quarter, the company adopted EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, related to its Senior Convertible Notes. The adoption of this standard only impacts the computation of diluted earnings per share, and reduced the first quarter diluted earnings per share by $0.03 in fiscal 2005 and $0.03 in fiscal 2004.

     Pro Forma Results

     The company reported pro forma net income for the first quarter of fiscal 2005 of $33.5 million, compared to pro forma net income of $31.3 million reported in the same quarter last year. Pro forma diluted earnings per share for the first quarter of fiscal 2005 was $0.43, compared to pro forma diluted earnings per share of $0.39 reported in the same quarter last year.
     The GAAP results for the first quarter include: i) the revenue impact of the purchase accounting adjustments related to the write-down of deferred revenue to fair market value in connection with the acquisition of London Bridge Software Holdings plc, and ii) the amortization of intangible assets acquired in acquisitions. The pro forma results for the first quarter of fiscal 2005 exclude the impact of these items. A reconciliation of GAAP to pro forma, or non-GAAP, financial results is included in this news release.
     "We are pleased with our first quarter revenues and bookings, and are off to a great start in achieving our 2005 objectives," said Thomas Grudnowski, Fair Isaac's Chief Executive Officer. "In addition, we continue to deliver strong cash flow performance."

     Non-GAAP Financial Measures

     The company uses pro forma non-GAAP financial measures because they provide meaningful information regarding the company's operational performance and facilitate management's internal comparisons to the company's historical operating results and comparisons to the operating results of other companies. The company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency of the company's operating performance. Wherever non-GAAP financial measures have been included in this news release, the company has reconciled them in the tables below to their GAAP counterparts. These non-GAAP financial measures are not prepared in accordance with U.S. generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
     The following table reconciles the non-GAAP financial measures to GAAP:


                                   Quarter Ended       Quarter Ended
                                 December 31, 2004   December 31, 2003
                                 -----------------   -----------------
                                 Net      Diluted    Net      Diluted
                                 Income   EPS        Income   EPS
                                 -------- --------   -------- --------
                                 (In thousands, except per share data)
Non-GAAP (pro forma).............$33,480    $0.43    $31,293    $0.39
   Impact of deferred revenue
    write-down...................  1,396     0.02         --       --
   Amortization of acquired
    intangible assets............  4,223     0.05      2,532     0.03
                                 -------- --------   -------- --------
GAAP.............................$27,861    $0.36    $28,761    $0.36
                                 ======== ========   ======== ========


     Revenues and Bookings Highlights

     Revenues increased across each of the company's four operating segments. Strategy Machine Solutions revenues increased to $117.8 million in 2005 from $103.3 million in 2004, or by 14%, primarily due to revenues generated by our collections and recovery solutions and mortgage banking solutions associated with the acquisition of London Bridge and increased revenues from our fraud solutions products, partially offset by a decline in revenues associated with insurance and healthcare solutions. Scoring Solutions revenues increased to $39.4 million in 2005 from $35.3 million in 2004, or by 12%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies. Professional Services revenues increased to $29.5 million in 2005 from $22.5 million in 2004, or by 31%, due to our acquisition of London Bridge and Braun Consulting, Inc. Analytic Software Tools revenues increased to $8.8 million in 2005 from $8.3 million in 2004, or by 7%, due to revenues generated by sales from the Enterprise Decision Management suite of products.
     The company achieved new bookings of $115.4 million in the first quarter of 2005, as compared to its previous guidance of $120.0 million. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

     Balance Sheet and Cash Flow Highlights

     Cash and cash equivalents, and marketable security investments were $344.3 million at December 31, 2004 as compared to $364.3 million at September 30, 2004. Significant changes in cash and cash equivalents include cash provided by operations of $79.9 million for the first quarter of 2005. Cash used during the first quarter of 2005 includes $3.1 million related to purchases of property and equipment, $33.8 million (net of cash acquired) related to the November 10, 2004 acquisition of Braun Consulting, Inc., and $109.9 million to repurchase company stock under its share repurchase plan. Cash was generated from the November 12, 2004 sale of the company's subsidiary, London Bridge Phoenix Software, Inc., for $23.0 million and $17.9 million received from the exercise of stock options and stock issued.
     "We believe our first quarter performance is another strong indicator of the appreciation and demand for our analytic solutions and tools," said Grudnowski. "We expect demand will accelerate as more businesses seek answers to critical decision management challenges."

     Company to Host Conference Call

     The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its first quarter results. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately 2 hours after the completion of the call through February 25, 2005.

     About Fair Isaac

     Fair Isaac Corporation (NYSE:FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company's predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. Through the www.myFICO.com Web site, consumers use the company's FICO(R) scores, the standard measure of credit risk, to manage their financial health. For more information, visit www.fairisaac.com.

     Statement Concerning Forward-Looking Information

     Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2004. If any of these risks or uncertainties materializes, Fair Isaac's results could differ materially from Fair Isaac's expectations in these statements. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

     Fair Isaac and FICO are trademarks or registered trademarks of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.


                        FAIR ISAAC CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           For the Quarters Ended December 31, 2004 and 2003
                 (In thousands, except per share data)
                              (Unaudited)


                                                  Quarter Ended
                                                   December 31,
                                              ---------------------
                                                2004        2003
                                              ---------   ---------

Revenues                                      $195,546    $169,341
                                              ---------   ---------

Operating expenses:
   Cost of revenues                             69,770      59,535
   Research and development                     20,998      16,401
   Selling, general and administrative          53,568      41,760
   Amortization of intangible assets             6,784       4,067
                                              ---------   ---------
            Total operating expenses           151,120     121,763
                                              ---------   ---------
Operating income                                44,426      47,578
Other income (expense), net                        330      (1,375)
                                              ---------   ---------
Income before income taxes                      44,756      46,203
Provision for income taxes                      16,895      17,442
                                              ---------   ---------
Net income                                     $27,861     $28,761
                                              =========   =========


Earnings per share:
   Basic                                         $0.41       $0.41
                                              =========   =========
   Diluted                                       $0.36 (a)   $0.36 (a)
                                              =========   =========


Shares used in computing earnings per share:
   Basic                                        68,570      69,824
                                              =========   =========
   Diluted                                      80,056 (a)  82,838 (a)
                                              =========   =========


(a) The computation of diluted earnings per share for the quarters ended December 31, 2004 and 2003, includes 9.1 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $1.3 million.



                        FAIR ISAAC CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
               December 31, 2004 and September 30, 2004
                            (In thousands)
                              (Unaudited)


                                            December 31, September 30,
                                                2004         2004
                                            ------------ -------------

ASSETS:
Current assets:
   Cash and cash equivalents                   $157,150      $159,870
   Marketable securities                        149,844       139,435
   Receivables, net                             141,976       140,845
   Prepaid expenses and other current assets     38,011        25,951
                                            ------------ -------------
         Total current assets                   486,981       466,101

Marketable securities and investments            37,270        65,007
Property and equipment, net                      53,158        53,288
Goodwill and intangible assets, net             818,464       825,142
Other noncurrent assets                          34,928        35,241
                                            ------------ -------------
                                             $1,430,801    $1,444,779
                                            ============ =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and other accrued
   liabilities                                  $60,906       $45,596
  Accrued compensation and employee benefits     31,738        33,670
  Deferred revenue                               59,223        41,050
                                            ------------ -------------
      Total current liabilities                 151,867       120,316

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                     11,306         7,992
                                            ------------ -------------
      Total liabilities                         563,173       528,308

Stockholders' equity                            867,628       916,471
                                            ------------ -------------
                                             $1,430,801    $1,444,779
                                            ============ =============



                        FAIR ISAAC CORPORATION
                          REVENUES BY SEGMENT
           For the Quarters Ended December 31, 2004 and 2003
                            (In thousands)
                              (Unaudited)


                                                      Quarter Ended
                                                       December 31,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------

Strategy machine solutions                         $117,812  $103,261
Scoring solutions                                    39,424    35,307
Professional services                                29,470    22,492
Analytic software tools                               8,840     8,281
                                                   --------- ---------
     Total revenues                                $195,546  $169,341
                                                   ========= =========



                        FAIR ISAAC CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
           For the Quarters Ended December 31, 2004 and 2003
                            (In thousands)
                              (Unaudited)


                                                      Quarter Ended
                                                       December 31,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------
Cash flows from operating activities:
Net income                                          $27,861   $28,761
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                      13,472    11,307
  Changes in operating assets and liabilities, net
   of acquisitions                                   33,705    23,985
  Other, net                                          4,872     3,674
                                                   --------- ---------
     Net cash provided by operating activities       79,910    67,727
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                  (3,089)   (4,320)
Cash paid for acquisitions, net of cash acquired    (33,800)   (5,000)
Net activity from marketable securities              23,997  (122,786)
Other, net                                           23,250     1,700
                                                   --------- ---------
     Net cash provided by (used in) investing
      activities                                     10,358  (130,406)
                                                   --------- ---------

Cash flows from financing activities:
Proceeds from issuances of common stock              17,868    11,682
Dividends paid                                       (1,371)     (935)
Repurchases of common stock                        (109,892)        -
                                                   --------- ---------
     Net cash provided by (used in) financing
      activities                                    (93,395)   10,747
                                                   --------- ---------

Effect of exchange rate changes on cash                 407         -
                                                   --------- ---------

Decrease in cash and cash equivalents                (2,720)  (51,932)
Cash and cash equivalents, beginning of period      159,870   249,458
                                                   --------- ---------
Cash and cash equivalents, end of period           $157,150  $197,526
                                                   ========= =========



                        FAIR ISAAC CORPORATION
                       BASELINE REVENUE ANALYSIS
                            (In thousands)

----------------------------------------------------------------------
                 BKG'04     Q1A      Q2A      Q3A      Q4A     FY04A
----------------------------------------------------------------------
Total Baseline
 Prior to '04            $153,440 $148,234 $146,159 $151,800 $599,633
----------------------------------------------------------------------

Q1-2004A        $135,108   15,901   10,304    8,300    8,021   42,526
Q2-2004A         116,997            14,708    8,397    9,933   33,038
Q3-2004A          78,580                     10,341    7,537   17,878
Q4-2004A         110,585                              13,131   13,131
----------------------------------------------------------------------
Total FY04A      441,270   15,901   25,012   27,038   38,622  106,573
----------------------------------------------------------------------
Baseline Prior
 to '05          441,270  169,341  173,246  173,197  190,422  706,206
----------------------------------------------------------------------
Q1-2005A
Q2-2005E
Q3-2005E
Q4-2005E
----------------------------------------------------------------------
Total FY05E
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $441,270 $169,341 $173,246 $173,197 $190,422 $706,206
======================================================================


----------------------------------------------------------------------
                 BKG'05     Q1A      Q2E      Q3E      Q4E     FY05E
----------------------------------------------------------------------
Total Baseline
 Prior to '04            $143,751 $141,800 $141,400 $139,600 $566,551
----------------------------------------------------------------------

Q1-2004A                    8,714    7,100    6,300    5,900   28,014
Q2-2004A                    6,447    6,500    5,900    5,700   24,547
Q3-2004A                    6,720    5,300    3,700    4,400   20,120
Q4-2004A                   10,046    9,800   10,300    7,800   37,946
----------------------------------------------------------------------
Total FY04A                31,927   28,700   26,200   23,800  110,627
----------------------------------------------------------------------
Baseline Prior
 to '05                   175,678  170,500  167,600  163,400  677,178
----------------------------------------------------------------------
Q1-2005A        $115,363   19,868   13,500   11,300   10,200   54,868
Q2-2005E         125,000            19,000
                ---------
Q3-2005E
Q4-2005E
----------------------------------------------------------------------
Total FY05E      500,000   19,868   32,500
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $500,000 $195,546 $203,000
======================================================================

E = Estimate
A = Actual


     CONTACT: Fair Isaac Corporation, Minneapolis
              Investors & Analysts:
              John Emerick or JD Bergquist Wood, 800-213-5542 investor@fairisaac.com